Exhibit 5.1

Commercial Law Group, P.C. ATTORNEYS & COUNSELORS	2725 OKLAHOMA TOWER # 210 PARK AVENUE OKLAHOMA CITY, OKLAHOMA 73102-5643 TELEPHONE: 405.232.3001 FACSIMILE: 405.232.5553

September 8, 2005

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Re:	Chesapeake Energy Corporation; September, 2004 Shelf Registration; Our File No. 3520- 0182

Ladies and Gentlemen:

We have acted as special Oklahoma counsel for Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), with respect to a Registration Statement (the “462(b) Registration Statement”) on Form S-3, pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), which incorporates by reference the Registration Statement on Form S-3 (the “2004 Registration Statement” and together with the 462(b) Registration Statement, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company on September 27, 2004, as amended by Post Effective Amendment No. 1, filed on July 25, 2005, Post Effective Amendment No. 2, filed on August 3, 2005, and Post Effective Amendment No. 3, filed on August 12, 2005, of the certain securities of the Company including (i) shares of the Company’s common stock, par value $.01 per share (including the attached preferred share purchase rights, the “Common Stock”), and (ii) shares of the Company’s preferred stock, par value $.01 per share, in one or more series (the “Preferred Stock” and, together with the Common Stock, the “Securities”) which may be issued in the form of depositary shares evidenced by depositary receipts.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (a) the Restated Certificate of Incorporation, as amended (together with the related Certificates of Designation), and Bylaws of the Company, and (b) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and that the Securities will be sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that:

1.	When (a) the board of directors of the Company (the “Board”) has taken all necessary corporate action to approve the issuance and terms of the offering of the Common Stock and related matters, and (b) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered in accordance with (i) the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, or (ii) upon conversion, exchange or exercise of Preferred Stock in accordance with the terms of such series of Preferred Stock providing for the conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board, such shares of Common Stock will be legally issued, fully paid and non-assessable; and

2.	When (a) the Board has taken all necessary corporate action to approve the issuance and terms of the offering of the Preferred Stock and related matters, and (b) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein, such shares of Preferred Stock will be legally issued, fully paid and non-assessable.

We are members of the bar of the State of Oklahoma. The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the laws of the State of Oklahoma, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

No opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is based upon the law in existence on the date of this letter and we assume no responsibility or obligation to monitor any change in any such law or to modify this opinion as a result thereof.

Very truly yours,

/s/    Commercial Law Group, P.C.

COMMERCIAL LAW GROUP, P.C.